Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Lazydays Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of Rights	457(o)	—	$—	$10,000,000	0.00011020	$1,102.00
Fees Previously Paid
	Total Offering Amounts					$10,000,000		$1,102.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,102.00
____________________
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).